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                                                                    EXHIBIT 10.9


                      TECHNICAL COMMUNICATIONS CORPORATION

                               FIRST AMENDMENT TO

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

                                       OF

                               CARL H. GUILD, JR.

     This Amendment to the Amended and Restated Employment Agreement is entered into on November 8, 2001 by and between Technical Communications Corporation, a Massachusetts corporation (the "Company"), with a principal place of business at 100 Domino Drive, Concord, Massachusetts 01742, and Carl H. Guild, Jr., the Company's Chief Executive Officer.

     The Company and Executive entered into an Amended and Restated Employment Agreement effective as of November 19, 1998 (the "Employment Agreement"). The parties to the Employment Agreement have agreed to certain modifications to the terms and provisions of the Employment Agreement and desire to amend the Employment Agreement to reflect those modifications.

     NOW, THEREFORE, in consideration of the premises and mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agree as follows:

1. Amendment to Employment Agreement. The Employment Agreement is hereby amended, effective as of the date hereof, by adding Sections 2.6 and 2.7 as follows:

     "2.6 In the event of a Change in Control (as hereinafter defined) of the Company where you (i) resign within Twenty four (24) months after such an event, or (ii) are terminated without Cause by the Company within twenty four (24) months after such an event, any unvested option shares held by you shall automatically vest and become immediately exercisable, and you shall be entitled to receive Severance Pay in an amount, payable in a lump sum within thirty (30) days after the effective date of such resignation or termination equal to twenty four (24) months' Base Salary at the then current level (as set forth on Exhibit A attached hereto), less applicable taxes, other required withholdings, and any amounts you may owe the Company, plus all accrued but unpaid expenses and vacation time (the "Change in Control Payment"). In the event that any payment to be received by you pursuant to this Section 2.6 or the value of any acceleration right in any Company stock options you may hold in connection with the Change in Control of the Company would be subject to an excise tax pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), whether in whole or in part as a result of being an "excess parachute payment" within the meaning of such terms in Section 280G (b) of the Code, the amount payable under this Section 2.6 shall be increased (grossed up) to cover the excise tax liability due under the Section 4999 of the Code. Notwithstanding the preceding sentence, (a) no portion of such Change in Control Payment or any acceleration right which tax counsel, selected by the Company's independent auditors and

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acceptable to you, determines not to constitute a "parachute payment" within meaning of Section 280G(b) (2) of the Code will be taken into account and (b) no portion of the Change in Control Payment which tax counsel, selected by the Company's independent auditors and acceptable to you, determined to be reasonable compensation for services rendered within the meaning of Section 280G9b) (4) of the Code will taken into account.

     2.7 For purposes of Section 2.6 the term "Change in Control" shall mean the occurrence of any of the following:

          (a) any person or entity, including a "group" as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended, other than the Company, a wholly owned subsidiary of the Company, or any employee benefit plan of the Company or its subsidiaries, becomes the beneficial owner of the Company's securities having fifty-one percent (51%) or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election for directors of the Company; or

          (b) as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election or any combination of the foregoing transactions, less than a majority of the combined voting power of the then outstanding securities of the Company or any successor corporation or entity entitled to vote generally in the election of directors of the Company or such other corporation or entity after such transaction, are held in the aggregate by holders of the Company's securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction; or

          (c) the approval of the stockholders of the Company of a plan of liquidation."

2. Entire Agreement. Except for the provisions added hereby, the remainder of the terms and provisions of the Employment Agreement shall remain in full force and effect. The Employment Agreement and this Amendment, together with the documents referred to therein and herein, constitute the entire agreement between the parties hereto pertaining to the subject matter thereof and hereof.

3. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.


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     IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by Carl H. Guild, Jr., as of the date first above written.




TECHNICAL COMMUNICATIONS CORPORATION


By:  /s/ Robert T. Lessard         May 13, 2002
     ----------------------------------------------------
     Robert T. Lessard, Director, duly authorized



     /s/ Carl H. Guild Jr.         May 13, 2002
     ----------------------------------------------------
     Carl H. Guild, Jr.